Exhibit 99

Western Sierra Bancorp Reports a Delay in Release of 2005 Results

CAMERON PARK, Calif.—(PR Newswire)—January 30, 2006

Western Sierra Bancorp (Nasdaq:WSBA - News), a multi-bank holding company, announced that the year end financial reporting process has not yet been completed.

Chief Financial Officer Anthony J. Gould reported that the delay in issuing its 2005 annual results is related to a review of the Company’s historical application of accounting for income taxes.

“As a part of our year end financial reporting process, we have conducted an extensive review of our accounting for income taxes and the related deferred tax assets the Company includes on its balance sheet.  Our review to date indicates that there may have been errors made in prior periods related to the accounting for income taxes for mergers the Company has completed since 1999.  We expect that there may be adjustments necessary to increase goodwill assets for purchase accounting transactions since 2002 and adjustments to shareholders’ equity for pooling transactions that occurred from 1999 to 2001.

At this time, we do not expect the aggregate adjustments to exceed $1.5 million and we do not believe the final resolution of these matters will impact net income or earnings per share for 2004 or 2005.  Management thus reaffirms it previous guidance of $2.21 GAAP diluted earnings per share for 2005.”

The Company will issue its fourth quarter earnings release and conduct a conference call as soon as any necessary adjustments have been finalized.  The Company will issue a press release announcing the date and time of the conference call as soon as practicable.

Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, Central California Bank, and Auburn Community Bank and has assets exceeding $1.2 billion.  The Company operates in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, San Joaquin, Calaveras, Amador, Contra Costa and Tuolumne.

For additional information and press releases regarding Western Sierra Bancorp, visit the Company’s web site at www.westernsierrabancorp.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, and Western Sierra Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe Western Sierra Bancorp’s expectation regarding anticipated adjustments to goodwill and shareholders’ equity and its anticipated earnings for 2005. The expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely from those expressed in, or implied by, the forward-looking statements. In addition, discussions about risks and uncertainties are set forth from time to time in Western Sierra Bancorp’s publicly available Securities and Exchange Commission (“SEC”) filings.

Contact:

    Western Sierra Bancorp

    Anthony J. Gould, 530-698-2234